Exhibit 23.5

CONSENT OF DRA PROJECTS (PTY) LTD.

August 9, 2024

Re: Form F-3 Registration Statement to be filed by Caledonia Mining Corporation Plc (the "Company")

DRA Projects (Pty) Ltd. hereby consents to:

•	the use of the technical report summary entitled "Bilboes Gold Project - Technical Report Summary" (the "Technical Report Summary"), with an effective date of December 31, 2023 and issued on May 15, 2024, included as Exhibit 15.6 to the Company’s Annual Report on Form 20-F for the period ended December 31, 2023 that is incorporated by reference into the Registration Statement on Form F-3 being filed by the Company with the United States Securities and Exchange Commission (the “SEC”), and any amendments thereto (the "Form F-3");

•	the use of and reference to our company name, including our status as an expert or "qualified person" (as defined in Subpart 1300 of Regulation S-K promulgated by the SEC), included in or incorporated into the Form F-3, in connection with the Form F-3 and the Technical Report Summary; and

•	the use of any extracts from, or summary of, the Technical Report Summary in, or incorporated into, the Form F-3 and the use of any information derived, summarized, quoted or referenced from the Technical Report Summary, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form F-3.

We certify that we have read the Form F-3 and the documents incorporated by reference therein and that it fairly and accurately represents the information in the Technical Report Summary and other information about the Bilboes Gold Project for which we are responsible.

DRA Projects (Pty) Ltd.

By:	/s/ Tertius van Niekerk
Name:	Tertius van Niekerk
Title:	Vice President Mining